Exhibit 10.12

SUMMARY OF COMPENSATION OF NON-EMPLOYEE DIRECTORS

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board.  In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company, as well as the skills required by the Company of members of the Board.

Annual Retainer

For the fiscal year ended December 31, 2006, each Non-employee member of the Board received an annual retainer of $20,000 payable in cash and $50,000 payable in cash or Common Stock of the Company (subject to rounding up or down such that the number of shares issued to each Director is a whole number, but not to exceed $50,000 in value), pursuant to the Edge Petroleum Corporation Incentive Plan, as amended and restated (the “Incentive Plan”).  Furthermore, all Directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board or Board committees and for other expenses incurred in their capacity as Directors.  No stock options were granted to Directors in 2006.

In addition, the chairmen of the Board’s standing committees (Audit, Compensation and Corporate Governance/Nominating) each spend a significant amount of extra time beyond what is required for Board committee membership in performing their duties.  In acknowledgment of this fact, the chairmen of each standing committee receive the following additional annual retainers, payable in cash:

Audit Committee Chairman	$10,000
Compensation Committee Chairman	$5,000
Corporate Governance/Nominating Committee Chairman	$5,000

The annual cash retainers are payable to each Board member and committee chairman, as applicable, as of the date of the annual meeting of stockholders for the following year.  For example, Directors elected at and continuing to serve at the date of the annual meeting of stockholders on May 23, 2007 will receive payment of their respective annual cash retainers that day for their services as directors until the date of the next annual meeting of stockholders in 2008.  If the Company elects to pay a portion of the annual retainer in common stock of the Company, as described above, the grant date for the stock award will be the first business day of the month following the annual meeting, e.g., directors elected at and continuing to serve at the May 23, 2007 annual meeting will receive any applicable portion of their annual retainer that is to be paid in common stock of the Company as of June 1, 2007.

Board and Board Committee Meeting Fees

Each Non-employee Director receives $1,500 cash for in-person attendance at a meeting of the Board of Directors ($500 if such attendance is telephonic) and $1,500 cash for each meeting of a standing Committee of the Board of Directors attended ($500 if telephonic). Board and Board committee meeting fees are paid in cash to the directors at the time of the respective meetings.